UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/07/2009

UMB FINANCIAL CORP
(Exact name of registrant as specified in its charter)

Commission File Number:  0-4887

MO	43-0903811
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1010 Grand Blvd, Kansas City, MO 64106
(Address of principal executive offices, including zip code)

(816) 860-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On May 7, 2009, UMB Fund Services, Inc. ("UMBFS"), a subsidiary of UMB Financial Corporation (the "Company"), completed the acquisition of all of the issued and outstanding capital stock of J.D. Clark & Co., Inc. ("Clark & Co.") pursuant to a Stock Purchase Agreement dated as of May 7, 2009 (the "Agreement"), by and among Jeffrey D. Clark, Bonnie J. Clark, Michelle Jensen, Chad J. Allen, Jill L. Calton (collectively, the "Selling Sharholders"), UMBFS, and, solely with respect to certain indemnity provisions in the Agreement, the Company. Clark & Co. is a full-service administrative, accounting and advisory firm serving the hedge fund industry. Under the Agreement, UMBFS paid the Selling Shareholders an aggregate cash payment at closing of approximately $23 million. The Selling Shareholders also are eligible to receive potential annual earn-out payments during the next four years based on the performance of Clark & Co. Following the closing of the transaction, Clark & Co. will continue to operate in substantially the same manner as a wholly owned subsidiary of UMBFS. Jeffrey D. Clark will continue to serve as President and Chief Executive Officer of Clark & Co.

Item 9.01.    Financial Statements and Exhibits

99.1 Press Release dated May 8, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UMB FINANCIAL CORP

Date: May 08, 2009	By:	/s/ Michael D. Hagedorn
Michael D. Hagedorn
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release Dated May 8, 2009